Exhibit 99.1

IPASS REPORTS FOURTH QUARTER 2015 FINANCIAL RESULTS

•	Provides 2016 guidance for revenue growth and profitability

•	Improved Adjusted EBITDA break-even run rate through reduction in force

REDWOOD SHORES, Calif. - Feb. 17, 2016 - - iPass Inc. (NASDAQ GS: IPAS), a leading provider of global mobile connectivity, announced total revenue of $15.4 million and $62.6 million for the quarter and year ended December 31, 2015, respectively. Adjusted EBITDA loss was $1.4 million and $7.3 million for the quarter and year ended December 31, 2015, respectively.

“We firmly believe 2016 will be our first year of revenue growth in the last eight years, and we are committed to generating positive Adjusted EBITDA,” said iPass CEO Gary Griffiths. “In 2015, we reengineered iPass to enable enterprises of all sizes to offer convenient, secure, always-on global mobile connectivity. Our commitment to UNLIMITED, EVERYWHERE and INVISIBLE has been realized through creativity and innovation across virtually all aspects of the company and our operations. We introduced our flat-rate unlimited offering, which takes the guesswork out of the cost of service and makes connecting to Wi-Fi a dial tone type experience. We secured strategic partnerships to embed iPass in more devices and services, and we added supplier partners to broaden our reach to end users everywhere. And, we launched iPass SmartConnect, our proprietary technology that invisibly improves the user experience, maximizes security, and helps us optimize our network access costs.”

Progress on Strategic Growth Initiatives

•	UNLIMITED - Wi-Fi without boundaries

◦
Drove $3.9 million of new annual contract value (ACV) in 2015, a 50% increase over the prior year, and a solid indication that Enterprise customers and Strategic Partners alike are responsive to the new service offering.

◦
Renegotiated supply deals to lock in excess or near unlimited capacity to match the transition to selling unlimited Wi-Fi. Effective per megabyte buy rates were reduced by 30% year over year, and capacity committed deals increased from 18% to 35% of total network access spend for 2014 and 2015 respectively, excluding in-flight, 3G and dial. As an indicator of key supply partners’ willingness to strategically engage on the new vision, the company’s largest hospitality supplier signed an unlimited Wi-Fi contract in December 2015.

◦	Increased deferred revenue to $2.6 million at December 31, 2015, almost five times the deferred revenue balance from one year ago.

•	EVERYWHERE - World’s largest Wi-Fi network

◦
Continued to focus on adding or renewing footprint deals, adding key strategic venues such as in-flight (Panasonic Aviation) and airports / train stations (Nomoshere), strengthening iPass’ market leading position as aggregator of Wi-Fi hotspots for people on the move.

◦
Strategic partnerships (previously referred to as Open Mobile Exchange or OMX) revenue grew $3.1 million or 102% year over year as efforts to embed the company's service in devices, software, and premium channel offerings continued to gain momentum.

◦
Services are now embedded in over 5 million devices, and the company continues to sign deals that broaden its distribution network. The Reliance Communications agreement announced in January 2016, potentially opens iPass to over 100 million telecommunication users in India, a country with an estimated 14 million outbound international travelers annually.

◦
Today, the company is announcing an agreement with a major original equipment manufacturer (OEM) to include iPass on devices shipped around the world, further solidifying this iPass distribution channel via business to business to consumer (B-B-C).

◦
In less than two months of anonymous data gathering from the new iPass SmartConnect patented technology, iPass built the world’s first real-time picture of global Wi-Fi locations, mapping 31 million unique access points, including key network characteristics such as signal strength, speed, bandwidth availability, and connection attributes. Analyzing and acting on this data in the coming months, the company will be curating new footprint, both organically and via intelligent procurement opportunities.

•	INVISIBLE - Wi-Fi as easy as cellular

◦
The iPass SmartConnect software development kit (SDK) was in final quality assurance stages at year-end and was completed for roll-out in early 2016. The SDK will allow strategic partners to leverage iPass intellectual property and platform technology into their customized products for access to iPass services.

◦	Full Wi-Fi virtual private network (VPN) tunneling security was added to releases of Android and IOS in the fourth quarter, with Mac and Windows to follow in early 2016.

◦
Early results on improving connection success rates using iPass SmartConnect technology are encouraging. For example, the intelligent client can now differentiate an access point at the more granular BSSID (or MAC address) level, ensuring that generic SSID access points are truly “in-network” before attempting to connect the user, eliminating the “false-positive” issue.

Financial Highlights for the Fourth Quarter and Twelve-months ended December 31, 2015

•	Exiting 2015, Legacy revenue headwinds are effectively mitigated as total legacy revenue declined $8.3 million year over year with an annualized run rate of $2.8 million going into 2016.

•
Operating expenses for the full year 2015, excluding the cost of restructuring charges, declined $14.2 million or 24% compared to the prior year as the new management team actively implemented cost containment initiatives. Excluding the cost of restructuring charges, operating expenses were $9.9 million in Q4’15, decreasing from $10.2 million in Q3’15 and from $14.0 million in Q4’14.

•
Gross margin was 36.9% in Q4’15 compared to 37.6% in Q3’15 and 40.8% in Q4’14. Full year 2015 margins were 38.8% compared to 38.7% for 2014. The company changed to reporting a gross margin rather than a network margin as the new metric is more comprehensive and insightful to the overall performance of the business, incorporating overall costs to acquire, operate, support, and maintain network and network related services.

•
Deferred revenue grew to $2.6 million at December 31, 2015 from $2.5 million at September 30, 2015, and from $600,000 at December 31, 2014. iPass expects Deferred revenue to continue to increase throughout 2016 as OEM and other embedded device deals continue to ramp and enterprises opt for the annual prepaid option on UNLIMITED.

•
Annual contract value (ACV), defined as the annualized sales value under committed contract for newly acquired or significant upsell customers, declined to $724,000 for Q4’15 compared $1.6 million in Q3’15. A significant deal expected to close in Q4’15 with a large committed value was not completed until Q1’16 and was ultimately agreed to without an associated revenue commitment.

•
Adjusted EBITDA loss improved $6.4 million from $13.7 million in 2014 to $7.3 million in 2015, again indicative of the cost containment initiatives implemented during the year. For Q4’15, adjusted EBITDA loss improved to $1.4 million, from $1.6 million in Q3’15 and $2.3 million in Q4’14.

•
Cash and cash equivalents was $20.3 million at December 31, 2015, compared to $24.2 million at September 30, 2015 and $33.8 million at December 31, 2014. In November, the company initiated a program to repurchase up to $3 million of the company’s outstanding common stock in the open market through the end of 2016. During Q4'15, no shares were repurchased as the company was unable to implement a 10b5-1 plan due to blackout rules. It is expected that repurchases will be initiated in Q1'16.

Announcing Reduction in Force
With the company’s revised go-to-market strategy and a solid product development roadmap, it is poised to absorb a reduction in force and achieve Adjusted EBITDA profitability in 2016. The restructuring announced today will impact approximately 60 employees globally, or 30% of the workforce, and will primarily eliminate positions in engineering and network operations groups, including a significant rightsizing of the India team. Both groups have and continue to automate infrastructure, quality assurance and agile processes, which should minimize the impact of this event. The company expects a charge of approximately $1.0 million to implement this plan in Q1'16, which it expects will result in an annualized net savings of approximately $4.0 million.

Outlook
“Having rebuilt the foundation of the company and positioned it to generate positive cash flow, we enter 2016 intent on transforming global mobile connectivity,” concluded Griffiths. “We believe in Wi-Fi as a commodity, and iPass will be the glue that through our technology service platform makes connectivity truly ubiquitous. As we end 2015, we see change continuing, and iPass emerging as a key force in the way people and devices connect and stay connected.”

Financial Guidance
For the Q1'16 ending March 31, 2016, iPass anticipates the following:

Total Revenue	$14.7 - $15.5 million
Adjusted EBITDA Income / (Loss) (1)	($2.5) - ($1.5) million

For the year ending December 31, 2016, iPass anticipates the following:

Total Revenue	$63.0 - $68.0 million
Adjusted EBITDA Income / (Loss) (1)	($1.0) - $1.0 million

(1)
A reconciliation of Adjusted EBITDA income (loss) to GAAP net loss is provided in the attached schedules. The accompanying guidance for Adjusted EBITDA income (loss) excludes foreign exchange gain or loss estimates.

Selected Financial Results

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
(unaudited; in millions)
Revenue Mobile Connectivity Services	$15.4	$15.0	$17.2	$62.6	$69.8
Enterprise	12.7	12.5	14.4	52.7	54.7
Strategic Partnerships	2.0	1.7	0.8	6.1	3.0
Legacy iPC	0.7	0.8	2.0	3.8	12.1

Network Access Costs	7.6	7.2	7.1	28.5	29.6
Gross Margin (1)	36.9%	37.6%	40.8%	38.8%	38.7%

Network Operations Expense	2.2	2.2	3.0	9.8	13.2
R&D S&M and G&A Expense	7.7	8.0	11.0	35.0	45.8
Total Operating Expenses (excl. Restructuring)	9.9	10.2	14.0	44.8	59.0

Restructuring Expense	—	0.9	—	4.2	0.7
Other (Expense) Benefit	(0.1)	(0.1)	1.6	(0.6)	7.3
GAAP Net Loss from Continuing Operations	(2.2)	(3.4)	(2.4)	(15.5)	(12.2)
Income (Loss) from Discontinued Operations	—	—	(1.5)	—	19.2
GAAP Total Net Loss (Gain)	(2.2)	(3.4)	(3.9)	(15.5)	7.0

Adjusted EBITDA Loss (2)	(1.4)	(1.6)	(2.3)	(7.3)	(13.7)

	As of
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Shares of Common Stock Outstanding at Period End	64.6	64.5	64.8	64.6	64.8
Cash and Cash Equivalents	20.3	24.2	33.8	20.3	33.8
Deferred Revenue (Short-term plus Long-term)	$2.6	$2.5	$0.6	$2.6	$0.6

(1)
Gross Margin is defined as Total Revenue less Network Access Costs less Network Operations expense divided by Total Revenue. Historically, the company reported Network Margin, defined as (Network Revenue less Network Access Costs) divided by Network Revenue, which was an informative metric when the majority of our revenue and access costs were variable. Network Margin was 40.0% and 42.4% for the three months and year ended December 31, 2015 respectively and 43.3% and 40.9% for the three months and year ended December 31, 2014 respectively.

(2)	See “Information Regarding Non-GAAP Financial Measures” for a definition of iPass Adjusted EBITDA.

Key Operating Metrics
iPass tracks key metrics to evaluate operating performance. As the legacy business is no longer significant to the overall revenue or key operating metrics, the company is dropping the designation of “OM” (Open Mobile) from these metrics and only reporting total iPass users.
Wi-Fi Network Users (Enterprise and Strategic Partnerships) is the number of iPass platform users each month in a given quarter that used Wi-Fi network services from iPass. Active Platform Users is the number of users who were billed platform fees and who have used or deployed the platform during the period. Annual contract value (ACV) represents the annualized sales value committed under contract for newly acquired customers or significant upsell, in total across Enterprise and Strategic Partnerships. While ACV does not represent current revenue, it is a lead indicator of future revenue, especially as iPass migrates to a more software-as-a-service-(SaaS)-like recurring monthly subscription model under UNLIMITED pricing.

	For the Quarter Ended
(in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Wi-Fi Network Users:
Enterprise (formerly OME)	79	78	84	87	91
Strategic Partnerships (formerly OMX)	21	23	11	9	9
Total Wi-Fi Network Users	100	101	95	96	100

Active Platform Users	830	839	849	855	861

Annual Contract Value	724	1,558	1,257	373	370

Conference Call
iPass will host a live conference call today at 2:00 p.m. Pacific time (5:00 p.m. Eastern time). To join the call, please dial-in 10 minutes in advance: toll-free at 1-888-438-5448 or direct at 1-719-457-2085 with a participant confirmation code of 4955281. The conference call will also be available live via webcast on the company’s web site at http://investor.ipass.com. The webcast replay will be available until iPass reports its first quarter 2016 results.

The telephone replay dial-in numbers are 1-888-203-1112 and 1-719-457-0820 and will be available until February 26, 2016, 5:00 p.m. Pacific time. The confirmation code for the replay is 4955281.

Forward-Looking Statements
The statements in this press release that 2016 will be iPass' first year of revenue growth in the last 8 years, that the increase in ACV in 2015 over the prior year is a solid indication that Enterprise customers and Strategic Partners alike are responsive to the new service offering, that the Reliance Communications agreement announced in January 2016, potentially opens iPass to over 100 million telecommunication users in India, that iPass expects Deferred Revenue to continue to increase throughout 2016 as OEM and other embedded device deals continue to ramp and Enterprises opt for the annual prepaid option on UNLIMITED, that it is expected that repurchases of shares will be initiated in the first quarter of 2016, that iPass expects a charge of less than $1.0 million to implement the reduction in force plan in the first quarter of 2016 and that will result in an annualized net savings of approximately $4.0 million, that iPass enters 2016 intent on transforming global mobile connectivity, that iPass will be the glue that through its technology service platform makes connectivity truly ubiquitous, that iPass is emerging as a key force in the way people and devices connect and stay connected, and that iPass’ projections of the quarter ending March 31, 2016 and the year ending December 31, 2016 financial results under the caption “Financial Guidance,” are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including the following: the risk that consumers and customers will not perceive the benefits of iPass UNLIMITED, iPass EVERYWHERE and iPass INVISIBLE to be as iPass expects; the risk that iPass will not be able to achieve the cost savings that iPass currently expects; the risk that the “End of Life” of iPass’ legacy Mobile Office product may negatively impact customer retention and mobility revenues more than iPass expects; the risk that the Open Mobile platform and Open Mobile Exchange will not continue to achieve the market acceptance iPass expects; the risk of material reductions in iPass customers’ existing minimum commitments more than iPass currently expects; the risk that iPass does not accurately predict usage for its Enterprise Flat Rate price plan which could result in iPass expenses exceeding revenues for these plans; the risk that iPass customers do not widely deploy iPass Open Mobile on smartphones, tablets and other mobile handheld devices at the rate iPass expects; the risk that demand for Mobility Services does not grow as iPass expects; the risk that strong competition in the market for Mobility Services could reduce demand for iPass’ services; and the risk that a meaningful portion of iPass business is international, which subjects iPass to additional risks such as currency fluctuations. Detailed information about these and other risk factors that could potentially affect iPass’ business, financial condition and results of operations are included in iPass’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2015, and available at its Web site at www.sec.gov and the company’s website at http://investor.ipass.com. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be an inaccurate prediction of the actual results.
In addition, investors and others should note that iPass announces material financial information to its investors using its investor relations website, SEC filings, press releases, public conference calls and webcasts. iPass also uses social media to communicate with its customers and the public about iPass, its products and services and other matters relating to its business and market. It is possible that the information iPass posts on social media could be deemed to be material information. Therefore, iPass encourages investors, the media, and others interested in iPass to review the information it posts on U.S. social media channels including the iPass Twitter Feed, the iPass LinkedIn Feed, the iPass Google+ Feed, the iPass Facebook Page, the iPass Blog, and the iPass Instagram account. These social media channels may be updated from time to time.

Information Regarding Non-GAAP Financial Measures
This press release also contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass considers Adjusted EBITDA as a supplemental measure of the company’s performance that is not required by, nor presented in accordance with GAAP.

The company defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, stock-based compensation, restructuring charges, net income (loss) from discontinued operations, collection of previously written off bad debt expense from bankruptcy proceeding, proxy contest costs and nonrecurring legal costs. The company believes Adjusted EBITDA provides a meaningful comparison between its core operating results, on a consistent basis, over different periods of time. Accordingly, management uses this financial measure for evaluating and making operating decisions and for purposes of comparison with its strategic plan, operating budgets and allocation of resources.

Furthermore, iPass believes the use of Adjusted EBITDA is useful to investors:

1.
To provide an additional analytical tool for understanding the company’s financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2.	To provide consistency and enhance investors’ ability to compare the company’s performance across financial reporting periods; and

3.	To facilitate comparisons to the operating results of other companies in the company’s industry, which may use similar financial measures to supplement their GAAP results.

Adjusted EBITDA should not be considered in isolation, or construed as an alternative to net income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company's liquidity. In addition, other companies may calculate Adjusted EBITDA differently than iPass does, which would limit its usefulness in comparing iPass’ financial results with those of such other companies.

About iPass Inc.
iPass (NASDAQ: IPAS) is a leading global provider of global mobile connectivity, offering convenient, secure, always-on Wi-Fi access on any mobile device. Built on a software-as-a-service (SaaS) platform, the iPass cloud-based service keeps its customers connected by providing unlimited Wi-Fi connectivity on unlimited devices. iPass has 50 million hotspots in more than 100 countries, at airports, hotels, train stations, convention centers, outdoor venues, inflight, and more. Using patented technology, iPass SmartConnect takes the guesswork out of Wi-Fi, automatically connecting customers to the best hotspot for their needs. Customers simply download the iPass app to experience unlimited, everywhere, and invisible Wi-Fi.

iPass® is a registered trademark of iPass Inc. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. All other trademarks are owned by their respective owners.
IR Contact: Kirsten Chapman / Becky Herrick, LHA Investor Relations, 415-433-3777, ipass@lhai.com

iPASS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$20,294	$33,814
Accounts receivable, net of allowance for doubtful accounts of $241 and $172, respectively	9,746	10,063
Prepaid expenses and other current assets	3,100	4,318
Total current assets	33,140	48,195
Property and equipment, net	4,009	6,213
Other assets	690	847
Total assets	$37,839	$55,255
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,291	$7,301
Accrued liabilities	5,356	7,188
Deferred revenue, short-term	2,321	437
Total current liabilities	13,968	14,926
Deferred revenue, long-term	231	115
Vendor financed property and equipment	—	854
Other long-term liabilities	1,043	879
Total liabilities	$15,242	$16,774
Stockholders’ equity:
Common stock	65	65
Additional paid-in capital	219,977	220,368
Accumulated deficit	(197,445)	(181,952)
Total stockholders’ equity	22,597	38,481
Total liabilities and stockholders’ equity	$37,839	$55,255

iPASS INC.
CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE LOSS
(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenue	$15,426	$17,155	$62,564	$69,804
Cost of revenues and operating expenses:
Network access costs	7,573	7,146	28,472	29,608
Network operations	2,159	3,013	9,788	13,159
Research and development	2,039	2,806	9,987	11,921
Sales and marketing	2,262	3,434	10,334	15,759
General and administrative	3,388	4,786	14,662	18,073
Restructuring charges and related adjustments	53	(12)	4,232	733
Total cost of revenue and operating expenses	17,474	21,173	77,475	89,253
Operating loss	(2,048)	(4,018)	(14,911)	(19,449)
Interest income expense, net	(4)	(24)	(54)	(119)
Foreign exchange gain (loss), net	(86)	64	(87)	(67)
Other income (loss), net	1	(15)	(134)	329
Loss from continuing operations before income taxes	(2,137)	(3,993)	(15,186)	(19,306)
Benefit from (provision for) income taxes	(111)	1,563	(307)	7,101
Net loss from continuing operations	(2,248)	(2,430)	(15,493)	(12,205)
Net income (loss) from discontinued operations	—	(1,514)	—	19,179
Total net income (loss)	$(2,248)	$(3,944)	$(15,493)	$6,974
Total comprehensive net income (loss)	$(2,248)	$(3,944)	$(15,493)	$6,974

Total net Income (loss) per share - basic and diluted
Loss from continuing operations	(0.04)	(0.04)	(0.25)	(0.19)
Income from discontinued operations	—	(0.02)	—	0.30
Total net income (loss) per share	$(0.04)	$(0.06)	$(0.25)	$0.11

Weighted average shares outstanding - basic and diluted	63,075,643	62,819,031	62,940,669	62,613,671

iPASS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Twelve Months Ended
	December 31
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(15,493)	$6,974
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on sale of discontinued operations	—	(25,014)
Stock-based compensation	(578)	2,017
Depreciation and amortization	2,945	3,330
Deferred income taxes	107	(53)
Loss on disposal of property and equipment	7	54
Provision for (recovery of) doubtful accounts	83	(169)
Changes in operating assets and liabilities:
Accounts receivable	234	2,816
Prepaid expenses and other current assets	(525)	(404)
Other assets	243	232
Accounts payable	(946)	(1,637)
Accrued liabilities	(1,854)	(3,406)
Deferred revenue	2,000	(329)
Other liabilities	164	753
Net cash used in operating activities	(13,613)	(14,836)
Cash flows from investing activities:
Purchases of property and equipment	(812)	(1,318)
Proceeds from sale of discontinued operations	—	26,750
Change in restricted cash	1,550	100
Net cash provided by investing activities	738	25,532
Cash flows from financing activities:
Net proceeds from issuance of common stock	187	248
Principal payments for vendor financed property and equipment	(832)	(1,147)
Net cash used in financing activities	(645)	(899)
Net increase (decrease) in cash and cash equivalents	(13,520)	9,797
Cash and cash equivalents at beginning of period	33,814	24,017
Cash and cash equivalents at end of period	$20,294	$33,814
Supplemental disclosures of cash flow information:
Net cash paid for taxes	$233	$259
Accrued amounts for acquisition of property and equipment	(64)	73
Vendor financing of property and equipment	—	501

iPASS INC.
RECONCILIATION OF NON-GAAP TO GAAP METRICS
(Unaudited, in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Adjusted EBITDA income (loss)	$(1,405)	$(1,623)	$(2,282)	$(7,337)	$(13,651)
Interest income (expense)	(4)	(12)	(24)	(54)	(119)
Income tax benefit (expense)	(111)	(29)	1,563	(307)	7,101
Depreciation of property and equipment	(731)	(737)	(791)	(2,945)	(3,154)
Stock-based compensation benefit (expense)	56	(111)	(910)	578	(1,996)
Restructuring charges and related adjustments	(53)	(916)	12	(4,232)	(733)
CEO exit costs	—	—	—	(621)	—
Proxy contest costs	—	—	—	(446)	—
Nonrecurring legal costs	—	—	—	(129)	—
Other non-operating income	—	—	2	—	2
Collection of previously written off bad debt expense from bankruptcy proceeding	—	—	—	—	345
Net income (loss) from discontinued operations	—	—	(1,514)	—	19,179
GAAP Total Net income (loss)	$(2,248)	$(3,428)	$(3,944)	$(15,493)	$6,974

Reconciliation of Adjusted EBITDA Loss to Total GAAP Net Loss

Q1 2016	(Unaudited; in millions)
Adjusted EBITDA Loss (1)	$(2.5)		$(1.5)
(a) Income tax expense		(0.1)
(b) Depreciation of property and equipment		(0.7)
(c) Stock-based compensation		(0.3)
(d) Restructuring		(1.0)
GAAP Total Net Loss	$(4.6)		$(3.6)

Full Year 2016
Adjusted EBITDA Loss (1)	$(1.0)		$1.0
(a) Income tax expense		(0.5)
(b) Depreciation of property and equipment		(2.9)
(c) Stock-based compensation		(1.0)
(d) Restructuring		(1.0)
GAAP Total Net Loss	$(6.4)		$(4.4)

(1)	The guidance for Adjusted EBITDA income (loss) excluded foreign exchange gain or loss estimates.